Exhibit 10.8
EXECUTIVE SEVERANCE AGREEMENT
This Executive Severance Agreement (“Agreement”) is made effective as of ________________________ (“Effective Date”), by and between Radius Health, Inc. (the “Company”) and _____________________ (“Executive”).
WHEREAS, Executive is a key employee of the Company and the Company and Executive desire to set forth herein the terms and conditions of Executive’s compensation in the event of a termination of Executive’s employment under certain circumstances.
NOW, THEREFORE, the parties agree as follows:
1.Definitions
. For purposes of this Agreement, the following terms shall have the following meanings:
a.“Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control”, when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
b.“Base Salary” means Executive’s base salary at the rate in effect on the date of Executive’s Qualifying Termination before any salary reduction contributions to any plan or arrangement under Sections 125, 132(f) or 401(k) of the Code, excluding overtime, bonuses or other incentive compensation, commissions, awards, imputed income or extraordinary payments (disregarding any decrease in such base salary that constitutes a Good Reason event).
c.“Board” shall mean the Board of Directors of the Company.
d.“Cause” shall mean any of the following: (i) Executive’s commission of an act of fraud, embezzlement or theft against the Company or its subsidiaries; (ii) Executive’s conviction of, or plea of no contest to, a felony or crime involving moral turpitude; (iii) Executive’s willful non-performance of material duties as an employee of the Company, which to the extent such failure can be fully cured, remains uncured for 30 days following Executive’s receipt of written notice thereof; (iv) Executive’s material breach of any material agreement with the Company or any of its subsidiaries, including the Confidentiality and Non-Compete Agreement; (v) Executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its subsidiaries’ best interests; or (iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its Affiliate’s) premises.
e.“Change of Control” shall mean a “Change of Control” as defined in the Company’s 2018 Stock Option and Incentive Plan or any successor plan.

f.“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.
g.“Confidentiality and Non-Compete Agreement” shall mean that certain agreement between the Company and Executive dated «CDA_date» governing confidentiality and non-competition.
h.“Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent: (i) a material diminution in Executive’s base salary or target annual bonus level; (ii) a material diminution in Executive’s authority, duties or responsibilities, other than as a result of a Change of Control immediately after which Executive holds a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such sale) that is substantially equivalent with respect to the Company’s business as Executive held immediately prior to such Change of Control; (iii) a change in the geographic location of Executive’s principal place of employment to any location that is more than 75 miles from the location immediately prior to such change; or (iv) the failure of the Company to obtain an agreement from any successor to all or substantially all of the business or assets of the Company to assume this Agreement as contemplated in Section 6(a) of this Agreement; provided that Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within 60 days of the occurrence of such event and such event or condition must remain uncured for 30 days following the Company’s receipt of such written notice. Any voluntary termination for “Good Reason” following such 30 day cure period must occur no later than the date that is 30 days following the expiration of the Company’s cure period.
i.“Qualifying Termination” means (i) a termination by Executive of Executive’s employment with the Company for Good Reason or (ii) a termination by the Company of Executive’s employment with the Company without Cause.
j.“Separation from Service” means a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.
k.“Target Bonus Amount” means Executive’s target annual bonus amount in effect at the time of Executive’s Qualifying Termination (disregarding any decrease in such target annual bonus amount that constitutes a Good Reason event).
2.Severance
a.Severance Upon Qualifying Termination. If Executive has a Qualifying Termination that does not occur on the date of or within 12 months following a Change of Control, then subject to (x) the requirements of this Section 2, (y) the Executive’s continued compliance with the Confidentiality and Non-Compete Agreement and (z) the terms of Section 6, Executive shall be entitled to receive the following payments and benefits:
i. The Company shall pay in a lump sum to Executive (A) his or her fully earned but unpaid base salary through the date of Executive’s Qualifying Termination, (B) any accrued but unpaid paid time off and (C) any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which Executive may be entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law, but no later than 30 days after the date of the Executive’s Qualifying Termination (collectively, the “Accrued Rights”);
ii. Executive shall be entitled to receive a fully taxable lump sum cash payment equal to the Executive’s Base Salary in effect on the date of the Executive’s Qualifying Termination for a period of 9 months (the “Salary Severance Payment”), subject to applicable tax withholding;
iii. The amount of any earned but unpaid annual bonus for the year immediately prior to the year in which Executive’s Qualifying Termination occurs, as determined by the Board (or an authorized committee) in its good faith discretion, payable in a lump sum at the same time annual bonuses are paid to other Company executives generally but in no event later than March 15 of the year in which Executive’s Qualifying Termination occurs; and
iv. Executive shall be entitled to a fully taxable lump sum cash payment equal to the COBRA premiums necessary to continue Executive’s and his or her dependents’ health insurance coverage in effect on the date of the Executive’s Qualifying Termination for a period of 9 months, without regard to whether the Executive elects continuation coverage under COBRA, subject to applicable tax withholding (the “COBRA Severance Payment”).
b.Severance Upon Qualifying Termination Occurring Within 12 Months Following a Change of Control. If Executive has a Qualifying Termination that occurs on the date of or within 12 months following a Change of Control, then subject to (x) the requirements of this Section 2, (y) the Executive’s continued compliance with the Confidentiality and Non-Compete Agreement and (z) the terms of Section 6, Executive shall be entitled to receive the payments and benefits described in Section 2(a) above; provided that: (i) the Salary Severance Payment shall be increased to Base Salary in effect on the date of the Executive’s Qualifying Termination for a period of 12 months; (ii) the COBRA Severance Payment shall be increased to COBRA premiums necessary to continue Executive’s and his or her dependents’ health insurance coverage in effect on the date of the Executive’s Qualifying Termination for a period of 12 months; (iii) the Company shall pay Executive an additional amount equal to the Target Bonus Amount; and (iv) all unvested equity or equity-based awards under any Company equity compensation plans that vest solely based upon the passage of time shall immediately become 100% vested (for the avoidance of doubt, with any such awards that vest in whole or in part based upon the attainment of performance vesting conditions being governed by the terms of the applicable award agreement).
c.Other Terminations. Upon Executive’s termination of employment for any reason other than as set forth in Section 2(a) and Section 2(b), the Company shall pay to Executive the Accrued Rights and shall have no other or further obligations to Executive under this Agreement. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.
d.Release. As a condition to Executive’s receipt of any amounts set forth in Section 2(a) or Section 2(b) other than the Accrued Rights, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form substantially similar to the form attached hereto as Exhibit A (and any statutorily prescribed revocation period applicable to such Release shall have expired) within the 30 day period following the date of Executive’s Qualifying Termination, or in the event that such Qualifying Termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 60 days following the date of Executive’s Qualifying Termination.
e.Payment Timing. The payments set forth in Section 2(a) and Section 2(b) other than the Accrued Rights, shall be paid in a lump sum on the Company’s first payroll date following the receipt of the Executive’s executed and irrevocable Release by the Company within the time period specified in Section 2(d).
f.Exclusive Remedy; Other Arrangements. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of Executive’s employment for any reason shall cease upon such termination. In addition, the severance payments provided for in Section 2(a) and Section 2(b) above are intended to be paid in lieu of any severance payments Executive may otherwise be entitled to receive under any other plan, program, policy, contract or agreement with the Company or any of its affiliates, including for the avoidance of doubt, any employment agreement or offer letter (collectively, “Other Arrangements”). Therefore, in the event Executive becomes entitled to receive the severance payments and benefits provided under Section 2(a) or Section 2(b), Executive shall receive the amounts provided under that Section of this Agreement and shall not be entitled to receive any severance payments or severance benefits pursuant to any Other Arrangements. In addition, to the extent any Other Arrangement that was entered into prior to the date of this Agreement provides for Executive to receive any payments or benefits upon a termination or a resignation of employment for any reason (such agreement a “Prior Agreement”), the Executive hereby agrees that such termination pay and benefit provisions of such Prior Agreement shall be and hereby are superseded by this Agreement and from and after the date of this Agreement, such termination pay and benefit provisions of the Prior Agreement shall be and are null and void and of no further force or effect. For the avoidance of doubt, except as may otherwise be agreed in writing between Executive and the Company or one of its affiliates after the date of this Agreement, it is intended that the other terms and conditions of any Prior Agreement that do not provide for termination pay or benefits, including any non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions covenants and other similar covenants contained therein, shall remain in effect in accordance with their terms for the periods set forth in the Prior Agreement.
g.Parachute Payments.

i. Notwithstanding anything in this Agreement or any other agreement between Executive and the Company (or any of its subsidiaries or affiliates) to the contrary, in the event that the provisions of Section 280G of the Code relating to “parachute payments” (as defined in the Code) shall be applicable to any payment or benefit received or to be received by Executive from the Company or its affiliates in connection with a change in the ownership or effective control of the Company within the meaning of Section 280G of the Code (a “Change of Control Transaction”) (collectively, “Payments”), then any such Payments shall be equal to the Reduced Amount; where the “Reduced Amount” is (1) the largest portion of the Payments that will result in no portion of such Payments being subject to the excise tax imposed by Section 4999 of the Code, or (2) the entire amount of the Payments otherwise scheduled to be paid (without reduction), whichever of the forgoing amounts after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax of Section 4999 of the Code (all computed at the highest applicable merged rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of all state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments. If subsection (1) above applies and a reduced amount of the Payments is payable, then any reduction of Payments required by such provision shall occur in the following order: (i) first, a reduction of any Payments that are exempt from Section 409A in a manner the Company reasonably determines will provide Executive with the greatest post-reduction economic benefit and (ii) second, a reduction of any Payments that are subject to Section 409A on a pro-rata basis or such other manner that complies with Section 409A, as reasonably determined by the Company.
ii. In connection with a Change of Control Transaction, the Company shall engage a certified public accounting firm (“Accountants”) to perform the calculations to determine if the Payments to Executive would reasonably be subject to Section 280G of the Code, and the Company shall use commercially reasonable efforts to (1) cause the Accountants to finalize such calculations and (2) deliver such calculations and supporting documentation to Executive, by no later than five (5) days before the closing of the Change of Control Transaction.
iii. The Accountants' determinations shall be final and binding on the Company, its Affiliates, and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 2(g).
h.Withholding. All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law. To the extent taxes owed by the Executive with respect to amounts paid hereunder are not withheld for any reason, Executive shall continue to be responsible for such taxes and the Company nor any Affiliate will have no responsibility or liability to the Executive for any failure to comply with any applicable tax withholding requirements.
3.Condition to Severance Obligations and Clawbacks

. The Company shall be entitled to clawback all severance payments and benefits made to Executive in the event of Executive’s breach any of the provisions of the Confidentiality and Non-Compete Agreement or of any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other agreement between Executive and the Company, which other covenants are hereby incorporated by reference into this Agreement. Pursuant to this clawback provision, the Company may (i) cancel, reduce, or require Executive to forfeit any outstanding payments or benefits under this Agreement, or (ii) require Executive to reimburse or disgorge to the Company any amounts received pursuant to this Agreement, in each case, to the extent not prohibited by applicable law, or regulation in effect on or after the effective date of this Agreement.
4.Agreement to Arbitrate
. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in Boston, Massachusetts. Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, unless otherwise required to enforce this Section 4; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party. Each party shall bear its own attorneys’ fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action in a court of competent jurisdiction to enforce the Confidentiality and Non-Compete Agreement or any other non-competition, non-solicitation, non-disparagement, confidentiality, assignment of invention or other intellectual property related covenants contained in any other agreement between Executive and the Company.
5.At-Will Employment Relationship
. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.
6.General Provisions.
a.Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company or to any of its Affiliates. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company to assume this Agreement. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
b.Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
c.Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
d.Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts applicable to contracts made and to be performed wholly within such Commonwealth, and without regard to the conflicts of laws principles that would result in the applicable of the laws of another jurisdiction. Any suit brought hereon shall be brought in the state or federal courts sitting in Boston, Massachusetts, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Massachusetts law.
e.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the most recent address for Executive set forth in the Company’s personnel files and to the Company addressed as follows: Radius Health, Inc., 950 Winter Street, Waltham, MA 02451, Attention: SVP, Human Resources.
f.Survival. Sections 2 (“Severance”), 3 (“Condition to Severance Obligations”), 4 (“Agreement to Arbitrate”) and 6 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment with the Company.

g.Entire Agreement. This Agreement and any covenants and agreements incorporated herein by reference as set forth in Section 3 together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, provided, however, that for the avoidance of doubt, all Other Arrangements (as such Other Arrangements may be amended, modified or terminated from time to time) shall remain in effect in accordance with their terms, subject to Section 2(f) hereof. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
h.Code Section 409A.
i. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to comply with this intent.
ii. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement upon Executive’s termination of employment shall be payable only upon Executive’s Separation from Service with the Company and, except as provided below, any such compensation or benefits payable under this Agreement that constitute nonqualified deferred compensation subject to Section 409A and where the expiration of the Release consideration and revocation periods could occur in either of two calendar years, shall be paid, or, in the case of installments, commence payment, in the later year (the “Delayed Payment Date”). Any installment payments that would have been made to Executive prior to the Delayed Payment Date but for the preceding sentence shall be paid to Executive on the Delayed Payment Date and the remaining payments shall be made as provided in this Agreement.
iii. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
iv. Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
v. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” under Section 409A, (a) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
vi. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” under Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
vii. In no event whatsoever shall the Company or any Affiliate be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.
i.Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.
j.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[signature page follows]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

RADIUS HEALTH, INC.

By:
Name:
Title:
                    Dated: ______________________________

EXECUTIVE

Name:
Dated: ______________________________

exhibit A.
1.GENERAL RELEASE OF CLAIMS
[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]
This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between [Name] (“Executive”), and Radius Health, Inc., (the “Company”) (collectively referred to herein as the “Parties”).
WHEREAS, Executive and the Company are parties to that certain Executive Severance Agreement dated as of __________, ____ (the “Severance Agreement”);
WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Severance Agreement, subject to Executive’s execution of this Release; and
WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Severance Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.General Release of Claims by Executive.
a.Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, creditors, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has, had or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, including without limitation arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, of retaliation or discrimination under federal, state or local law, claims under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., or the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., claims for wages, bonuses, incentive compensation, commissions, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise, claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law. Executive agrees not to accept damages of any nature, other equitable or legal remedies for Executive’s own benefit or attorney’s fees or costs from any of the Company Releasees with respect to any Claim released by this Release.
Notwithstanding the generality of the foregoing, Executive does not release the following:
i.Claims that may arise after Executive signs this Release;
ii.Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
iii.Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
iv.Claims pursuant to the terms and conditions of the federal law known as COBRA;
v.Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company and its subsidiaries;
vi.Claims for payment under Section 2(a) or Section 2(b), as applicable, of the Severance Agreement; and
vii.Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.
b.    Executive acknowledges that this Release was presented to him or her on [Insert Release Presentation Date] in connection with his or her termination of employment on [Insert Separation Date] (“Separation Date”) and that Executive is entitled to have [twenty-one (21)/forty-five (45)] days’ time from the Separation Date in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)/forty-five (45)] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.
c.    Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.
d.    Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above. Executive further understands that Executive will not be given any severance benefits under the Severance Agreement unless this Release is effective on or before the date that is [30/60] days following the date of Executive’s termination of employment.
2.Continuing Obligations. Executive acknowledges that Executive’s obligations under the Confidentiality and Non-Competition Agreement between the Executive and the Company dated [Insert Date] (the “Confidentiality and Non-Compete Agreement”) shall continue in effect. The terms of the Confidentiality and Non-Compete Agreement are hereby incorporated by reference as material terms of this Release. For the avoidance of doubt, however, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
3.Protected Disclosures and Other Protected Actions. Nothing contained in this Release, the Severance Agreement, or the Confidentiality and Non-Compete Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Release, the Severance Agreement, or the Confidentiality and Non-Compete Agreement limits Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Release, the Severance Agreement, or the Confidentiality and Non-Compete Agreement apply to truthful testimony in litigation. If Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Release limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.
4.No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.
5.Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
6.Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Release. Either Party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
7.Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed wholly within such Commonwealth, and without regard to the conflicts of laws principles that would result in the applicable of the laws of another jurisdiction. Any suit brought hereon shall be brought in the state or federal courts sitting in Boston, Massachusetts, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Massachusetts law.
8.Entire Agreement. This Release, the Severance Agreement, the Confidentiality and Non-Compete Agreement, the Radius Health, Inc. 2018 Stock Option and Incentive Plan, any predecessor plan, the applicable stock option or other equity award agreements between the Executive and the Company constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
9.Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the later of the dates set forth below.

RADIUS HEALTH, INC.

Dated:                         By:
    Name:
    Title:

EXECUTIVE

Dated: